Exhibit 4.14

Longtop Financial Technologies Limited

Waiver of and Agreement to Terminate Certain Provisions of Subscription Agreement

Longtop Financial Technologies Limited

15/F Block A

Chuangxin Building

Software Park

Xiamen, People’s Republic of China

Attention: Jia Xiao Gong, Chairman and Lian Wei Zhou, Chief Executive Officer

Gentlemen:

We refer to a certain Subscription and Shareholders Agreement relating to Longtop Financial Technologies Limited (f/k/a Latest New Technology Limited), dated as of November 5, 2004, among Cathay ITFinancial Services Limited, Cathay Capital Holdings, L.P. (Cathay ITFinancial Services Limited and Cathay Capital Holdings, L.P., together, “Cathay”), Longtop Financial Technologies Limited, and the other persons and entities named as parties thereto (as the same may be amended from time to time, the “Subscription Agreement”). As used in this letter agreement, the term the “Company” will mean Longtop Financial Technologies Limited or a corporate successor to the Company incorporated in the Cayman Islands or another jurisdiction approved by Longtop Financial Technologies Limited’s Board of Directors and shareholders.

In order to assist the Company in its preparation for and expected completion of an initial public offering as provided in Section 10.4 of the Subscription Agreement, Cathay, the other parties to the Subscription Agreement, and the other persons and entities who are shareholders of the Company, and have affixed their signatures hereto, agree as follows:

1. Effective upon the completion by the Company of a Qualified Initial Public Offering, the provisions of the Subscription Agreement described in paragraphs 1.1 through 1.7 below will be terminated, automatically and without further action of the parties to Subscription Agreement or the signatories of this letter agreement. The parties are aware that certain of such provisions may previously have been, or on the date hereof or between the date hereof to the date of the Company’s completion of a Qualified Initial Public Offering are being or may be, terminated, amended, or waived. No such termination, amendment, or waiver will affect the final termination of any such provision pursuant to this letter agreement. “Qualified Initial Public Offering” as used in this letter agreement will mean the Company’s first firm commitment underwritten public offering of ordinary shares, completed on or prior to December 31, 2007, pursuant to an effective registration statement under the United States Securities Act of 1933, resulting in a listing on the New York Stock Exchange or NASDAQ, approved by the Company’s Board of Directors including Cathay’s designee to such Board.

1.1 Section 7.2 (“Bank Account Signatories”) will be terminated in its entirety.

1.2 Section 7.3(f), which contains a prohibition on the Company’s making loans to “Guarantors,” “Bloomwell”, or any member of management of the “Group” (each of such capitalized terms being defined in the Subscription Agreement), will be terminated in its entirety. In effecting such termination, the signatories to this letter agreement are cognizant of the fact that, notwithstanding the termination of Section 7.3(f) of the Subscription Agreement effective upon the completion of a Qualified Public Offering, personal loans made by the Company to members of the Board of the Directors and executive officers of the Company generally will be prohibited, as a result of such public offering, by the United States Sarbanes-Oxley Act of 2002.

1.3 Section 7.5 (“Dividend Payment”) will be terminated in its entirety.

1.4 Article VIII (“Transfers of Shares or Other Equity Interests”) will be terminated in its entirety.

1.5 Article IX (“Directors, Officers, Shareholder Voting”) will be terminated in its entirety.

1.6 Article X (“Management, Confidentiality and Capital Event”) will be terminated in its entirety.

1.7 Article XI (“Covenant to Devote and Covenant Not to Compete”) will be terminated in its entirety; provided, that prior to the completion of the Qualified IPO the Company will enter into suitable agreements with each of Jia Xiao Gong and Lian Wei Zhou providing that they will devote substantially all of their working time and attention to, will not compete with the Company, and will not solicit employees of the Company to leave the Company’s employ to join another enterprise.

2. The provisions of Section 10.5 (“Employee Stock Ownership Program”) are hereby waived with respect to (a) all issuances and grants of, and rights to acquire, ordinary shares of the Company prior to the date hereof and (b) provided such issuances or grants have been approved by the Company’s Board of Directors including Cathay’s designee to the Board of Directors, all future such issuances and grants.

3. Except as provided above (and as amended by amendments entered into prior to the date hereof), the Subscription Agreement will remain in full force and effect.

[SIGNATURE PAGES FOLLOW]

Date: June 18, 2007

Very truly yours,

Cathay ITFinancial Services Limited

By:	/s/ Paul Wolansky
Name:	Paul S. Wolansky
Title:	Director

Cathay Capital Holdings, L.P.

By:	/s/ Paul Wolansky
Name:	Paul S. Wolansky
Title:	General Partner

Accepted and Agreed:

Longtop Financial Technologies Limited

By:	/s/ Xiaogong Jia
Name:
Title:

Bloomwell International Limited

By:	/s/ Xiaogong Jia
Name:
Title:

Tiger Global Private Investment Partners III, L.P.

By:	Tiger Global PIP Performance III, L.P., its General Partner
	By:	Tiger Global PIP Management III, L.P., its General Partner

	By:	/s/ Scott Shleifer
	Name:	Scott Shleifer
	Title:	General Partner

Tiger Global Private Investment Partners IV, L.P.

By:	Tiger Global PIP Performance IV, L.P., its General Partner
	By:	Tiger Global PIP Management IV, L.P., its General Partner

	By:	/s/ Scott Shleifer
	Name:	Scott Shleifer
	Title:	General Partner

Concentra Holdings Limited

By:	/s/ Weizhou Lian
Name:
Title:

Wisdom Legend Investment Limited

By:	/s/ Zhenghong Yang
Name:
Title:

Well Active International Limited

By:	/s/ Weijie Zhang
Name:
Title:

/s/ Xiaogong Jia
Xiaogong Jia

/s/ Weizhou Lian
Weizhou Lian

/s/ Derek Palaschuk
Derek Palaschuk

/s/ Scott Shleifer
Scott Shleifer

/s/ Feroz Dewan
Feroz Dwan

/s/ Lee Fixel
Lee Fixel